Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-200436, 333-200438, 333-233258, and 333-251570) on Form S-8 and (No. 333-251569) on Form S-3/ASR of our reports dated February 17, 2023, with respect to the consolidated financial statements of Liberty Broadband Corporation and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Denver, Colorado
February 17, 2023